Regions Financial Corporation February 2004 Investor Visit

A New Regional Force in Banking and Financial Services Distribution Strength 5mm Customers 1,400 Branches 1,700 ATMs 1,225 Financial Advisors 450K Online Customers

REGIONS/UNION PLANTERS MERGER Pro Forma Financial Results Note: 1 CDI amortization, net of Union Planters' existing CDI amortization, and funding of restructuring costs (4.50% pre-tax). Excludes impact of purchase accounting mark to market adjustments

REGIONS FINANCIAL CORPORATION EXCHANGE RATIO EFFECT (1.2346 Exchange Ratio) Pre-Merger Terms Post-Merger Terms Consensus EPS 2004 $2.99* $2.42* RF Closing Price $37.05 $30.01 as of 2/6/04 RF 2004 P/E Ratio 12.4x 12.4x * Based on average First Call earnings estimates

3Q02 4Q02 1Q03 2Q03 3Q03 4Q03 Regions 0.1893 0.1876 0.2004 0.1921 0.1875 0.187 Peers 0.2137 0.2128 0.2198 0.2238 0.2197 0.2281 INVESTMENT SECURITIES AS A PERCENTAGE OF TOTAL ASSETS * Peer Group includes Amsouth, BB&T, Comerica, Compass, Fifth Third, National Commerce, SouthTrust, Union Planters, Wachovia

1st Qtr 2nd Qtr 3rd Qtr 4th Qtr East 20 38 23 14 5 20 West 30.6 38.6 34.6 31.6 North 45.9 46.9 45 43.9 1st Qtr 2nd Qtr 3rd Qtr 4th Qtr 7.7 27.9 36.6 9.2 18.6 MORGAN KEEGAN ADAPTING TO MARKET CONDITIONS 1st Qtr 2nd Qtr 12 39 28 17 4 12 30.6 38.6 34.6 31.6 45.9 46.9 45 43.9 FYE 7/31/93 FYE 7/31/98 FYE 12/31/03 = = Private Client = Fixed Income Capital Markets = Dividends, Interest and Other = Investment Advisory and Trust Equity Capital Markets

YTD 9/30/00 YTD 9/30/01 FYE 12/31/02 FYE 12/31/03 2002 9/30/2003 3Q02 4Q02 1Q03 2Q03 Private Client Revenue 180.2 177.1 173.3 194.1 44.4 53.6 0.7 0.7 0.71 0.73 MORGAN KEEGAN RETAIL OPERATIONS PRIVATE CLIENT REVENUE ($ IN MILLIONS) 12% $173.3 $194.1

Municipal Corporate Gov't MBS Other 75.5 47.9 97.4 63.7 15.1 MORGAN KEEGAN FIXED INCOME REVENUES 2003 = Municipal = Corporate = Government Agency = MBS = Other

REGIONS FINANCIAL CORPORATION MORTGAGE OPERATIONS Regions Mortgage Conforming loans Servicing operations EquiFirst Non-conforming loans Sold on a whole loan basis at a premium, servicing released Regions Funding Warehouse lender

Regions Mortgage EquiFirst Regions Mortgage EquiFirst YTD 3Q03 17614 121670 17266 83858 MORTGAGE OPERATIONS 2003 Gain On Sale Of Mortgage Loans = Regions Mortgage = EquiFirst

1999 2000 2001 2002 2003 East 0.0168 0.0149 0.0151 0.012 0.0095 PAST DUE LOANS > 30 DAYS AS A PERCENTAGE OF OUTSTANDING LOANS

2001 2002 2003 37986 East 1.32 1.04 0.96 CLASSIFIED LOANS $0.96 $1.32 $1.04 $ IN BILLIONS

REGIONS FINANCIAL CORPORATION 33 Consecutive Years Of Increased Dividends Dividend declared on 1/22/04: $0.33/share to shareholders of record 3/18/04 Special dividend declared on 1/23/04: $0.0816/share to shareholders of records 3/18/04 Total dividend of $0.4116/share per quarter throughout 2004. Dividend yield as of 2/6/04: 4.4%

* 71 72 73 74 75 76 77 78 79 80 81 82 83 84 85 86 87 88 89 90 91 92 93 94 95 96 97 98 99 00 01 02 03 04 0.037 0.075 0.081 0.085 0.089 0.095 0.111 0.134 0.143 0.159 0.173 0.191 0.205 0.227 0.255 0.291 0.345 0.364 0.382 0.418 0.436 0.455 0.52 0.6 0.66 0.7 0.8 0.92 1 1.08 1.12 1.16 1.24 1.65 33 Consecutive Years Of Increased Dividends * Indicated OUTSTANDING DIVIDEND RECORD